Exhibit 10.19

EXELON CORPORATION

SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009)

EXELON CORPORATION

SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009)

ARTICLE I

Amendment and Restatement; Purpose

1.1. Amendment and Restatement Purpose. The Exelon Corporation Supplemental Management Retirement Plan, as established effective July 1, 1985, and amended and restated effective January 1, 1998 (the “Supplemental Plan”), is hereby further amended and restated effective January 1, 2009, except as specifically otherwise provided herein.

Exelon Corporation (the “Company”) maintains the Commonwealth Edison Company Service Annuity System under the Exelon Corporation Retirement Program, the Exelon Corporation Cash Balance Plan and, effective January 8, 2009, the AmerGen Employee Pension Plan (the “Qualified Plans”) to provide retirement benefits to its employees and those of certain affiliated entities which have adopted the Qualified Plans (collectively, the “Employers”). The Supplemental Plan is intended to provide benefits equal to the benefits that would be paid under the Qualified Plans but for the application of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”) and any other similar provisions set forth in the Code that limit or reduce such benefits (hereinafter collectively referred to as the “Limitations”). The portion of the Supplemental Plan that provides benefits described in the first sentence of Section 4.1 is intended to be an “excess benefit plan” as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is otherwise intended to be a “top hat plan” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

1.2. References to the Qualified Plans. References to the Qualified Plans, whenever used herein, shall mean the Qualified Plans as in effect on the date a determination of benefits is made under the Supplemental Plan; provided, however, that references to the Qualified Plans shall not include the AmerGen Employee Pension Plan for any purpose with respect to any period preceding January 1, 2009.

ARTICLE II

Definitions

2.1. All capitalized terms used herein shall have the respective meanings assigned to such terms under the Qualified Plans, except as otherwise set forth herein.

ARTICLE III

Eligibility and Participation

3.1. Qualified Plans Participants. Each individual who was a Participant under the Supplemental Plan on the day before the effective date of this amendment and restatement shall continue to be a Participant hereunder. Each Eligible Employee who is on the management payroll of an Employer and who becomes entitled to a benefit under any of the Qualified Plans which is reduced or limited by the application of Section 415 of the Code (the “415 Limitation”) shall participate in the Supplemental Plan when such individual would be entitled to receive benefits hereunder if such individual’s employment then terminated under the Qualified Plans. In addition, each Eligible Employee who is classified by an Employer as an executive, key management employee or other employee selected by the Plan Administrator (a “Key Management Employee”) and who becomes entitled to a benefit under the Qualified Plan which is reduced or limited by the Limitations shall participate in the Supplemental Plan when such individual would be entitled to receive benefits hereunder if such individual’s employment then terminated under the Qualified Plans.

3.2. Agreement Participants. Each individual who, under the terms of a written employment, change in control or separation plan or agreement (each, an “Agreement”), is entitled to retirement benefits or a grant of compensation or service credit hereunder shall, subject to Section 4.4, participate in the Supplemental Plan when such individual would be entitled to receive benefits hereunder (or would, after giving effect to the terms of the applicable Agreement, be entitled to receive benefits) if such individual’s employment then terminated under the Qualified Plans.

3.3. Other Participants. Each individual entitled to a survivors’ benefit with respect to a Participant described in Sections 3.1 or 3.2 shall participate in this Supplemental Plan when such individual becomes entitled to receive benefits (or would, under the terms of the applicable Agreement, become entitled to receive benefits) under the Qualified Plans.

3.4. Termination of Participation. Each Participant shall remain a Participant until such individual is no longer entitled to benefits hereunder.

ARTICLE IV

Benefits

4.1. Restored Benefits. If the retirement benefit payable under the Qualified Plans to a Participant described in Section 3.1, other than a Participant who is a Key Management Employee, is less than the retirement benefit that would be payable to such Participant under the Qualified Plans but for the application of the 415 Limitation, then such Participant shall be entitled to an annual benefit under the Supplemental Plan in an amount equal to the excess of (A) minus (B) where:

(A)	equals the amount of the annual unreduced benefit payable to such Participant under the Qualified Plans if payments thereunder were calculated without regard to the 415 Limitation, and

(B)	equals the amount of annual unreduced benefit payable to such Participant under the Qualified Plans.

The resulting excess is then adjusted in accordance with the procedures used under the applicable Qualified Plan with respect to age and service at the benefit commencement date.

If a Participant who is a Key Management Employee begins receiving benefits under the Qualified Plans on his or her Annuity Starting Date and, on that date, the retirement benefit payable under the Qualified Plans to such Participant is less than the retirement benefit that would be payable to such Participant under the Qualified Plan but for the application of the Limitations, then such Participant shall be entitled to an annual benefit under the Supplemental Plan in an amount equal to the excess of (A) minus (B) where:

(A)	equals the amount of annual unreduced benefit payable to such Participant under the Qualified Plans if payments thereunder were calculated without regard to the Limitations, and

(B)	equals the amount of the annual unreduced benefit payable to such Participant under the Qualified Plans.

The resulting excess is then adjusted in accordance with the procedures used under the applicable Qualified Plan with respect to age and service at the benefit commencement date.

4.2. Supplemental Benefits. The benefits, if any, payable under Section 4.1 to a Participant described in Section 3.2 shall be increased by an amount equal to the excess of (A) minus (B) where:

(A)	equals the amount of the annual unreduced benefit payable to such Participant under the Qualified Plans if payments thereunder were calculated taking into account the compensation deferred, benefits provided or the compensation and/or years of service credited under the Agreement under which the Participant is covered, and

(B)	equals the amount of the annual unreduced benefit payable to such Participant under the Qualified Plans.

The resulting excess is then adjusted in accordance with the procedures used under the applicable Qualified Plan with respect to age and service at the benefit commencement date. Any payments made under this Section 4.2 shall be in satisfaction of the obligations of the Participant’s Employer under the Agreement and under this Supplemental Plan.

4.3. Pre-Retirement Survivor’s Benefits. Except as otherwise provided in an Agreement, if a Participant dies prior to his or her Annuity Starting Date and the benefit payable under the Qualified Plans to a Participant described in Section 3.3 is less than the survivors’ benefit that would be payable under the Qualified Plans (I) but for, in the case of a Participant described in Section 3.3 who is entitled to a survivor benefit with respect to a Participant who is not a Key Management Employee, application of the 415 Limitation, and in the case of a Participant described in Section 3.3 who is entitled to a survivor benefit with respect to a Participant who is a Key Management Employee, application of any Limitations, and (II) treating any benefits, service or compensation payable or credited under the terms of an Agreement as having accrued under the Qualified Plans, then such Participant shall be entitled to receive a supplemental survivor benefit under this Plan in an amount equal to (A) minus (B) where:

(A)	equals the survivors’ benefit that would be payable under the Qualified Plans if such benefit were determined (I) without giving effect to, in the case of a Participant described in Section 3.3 who is entitled to a survivor benefit with respect to a Participant who is not a Key Management Employee, the 415 Limitation, and in the case of a Participant described in Section 3.3 who is entitled to a survivor benefit with respect to a Participant who is a Key Management Employee, any Limitations, and (II) by treating any benefits, service or compensation payable or credited under the terms of an Agreement as having accrued under the Qualified Plans; and

(B)	equals the survivors’ benefit actually payable to the Participant under the Qualified Plans.

Any payments made to a Participant under this Section 4.3 shall be in satisfaction of any obligations of the Employer under an Agreement under which the Participant described in Section 3.3 is covered and under this Supplemental Plan.

4.4 Limitation on Benefits Payable under Agreements. Notwithstanding any other provision of this Supplemental Plan to the contrary, no Agreement entered into on or after December 31, 2003 shall credit to any individual service for periods while such individual is not employed by any Employer or compensation not earned by such individual from an Employer, unless one of the following applies:

(A)	such service and/or compensation is credited to an individual to provide such individual the excess of (i) the actuarial equivalent of the pension benefits the individual would have received from the individual’s prior employer had the individual remained employed by such prior employer, as determined by the Plan Administrator, in consultation with independent actuaries engaged with respect to the Qualified Plan and/or the Supplemental Plan, over (ii) the actuarial equivalent of the pension benefits the individual will receive from such prior employer and the Company without the application of this Section 4.4;

(B)	such service is credited to an individual to permit such individual to commence pension benefits at the time the individual would have commenced pension benefits had the individual remained employed by the individual’s prior employer;

(C)	the crediting of such service and/or compensation is based upon a specified performance measure set forth in the Agreement; or

(D)

such service is credited to the individual pursuant to a severance plan or arrangement or pursuant to a change in control agreement, but only for the period in respect of which the individual receives salary continuation, severance or change in control payments, and such compensation does not exceed (i) the payments made to the individual under such a plan, arrangement or agreement nor (ii) with respect to any such plan, arrangement or agreement first entered into on or after January 1, 2004, two years of service.

Nothing herein shall be interpreted to prohibit grants of service credits in excess of two years under existing plans, arrangements or agreements, nor require reduction of such grants under amendments or successors to such plans, arrangements or agreements.

ARTICLE V

Time and Manner of Payments

5.1. Time and Manner of Payment of Benefits Commencing Prior to January 1, 2009. The distribution of any Supplemental Plan benefit that commenced prior to January 1, 2009 shall continue to be paid in accordance with the terms of the Supplemental Plan as in effect as of the date such distribution commenced; provided, however, , that, in the case of benefits commencing on or after January 1, 2005, any such distribution shall be subject to administrative procedures established by the Company or the Plan Administrator from time to time for the purpose of complying with Section 409A of the Code.

5.2. Time and Manner of Payment of Grandfathered Benefits. All Supplemental Plan benefits to which a Participant is entitled that had accrued and were vested as of December 31, 2004 (“Grandfathered Benefits”) shall be paid in accordance with this Section 5.2, and such benefits are intended to be exempt from Section 409A of the Code, and the Supplemental Plan shall be construed and administered in accordance with such intent. The portion of a Supplemental Plan benefit that is the Grandfathered Benefit shall be determined in accordance with Treasury Regulation §1.409A-6(a)(3).

(a) Manner of Payment. Except as otherwise provided in an Agreement or under Section 5.2(c), Supplemental Plan benefits shall be paid in the same manner, including optional forms of payment, and shall be subject to the same conditions (other than the application of the 415 Limitation or any Limitations, whichever is applicable) as are applicable to benefits payable (or which would, after giving effect to the terms of the applicable Agreement, be payable) to the Participant under the Qualified Plans.

(b) Time of Payment. Benefits described in Section 4.1 or 4.2 of the Supplemental Plan shall become payable at such time as the Participant becomes entitled to receive (or would become entitled to receive, after giving effect to the terms of the applicable Agreement) benefits under the Qualified Plans. Except as otherwise provided in an Agreement, benefits described in Section 4.3 of the Supplemental Plan shall become payable at the same time as benefits would become payable (after giving effect to the terms of an Agreement, if applicable) to such Participant under the Qualified Plans. Plan benefits shall be paid at the same time as benefits are paid under the Qualified Plans.

(c) Lump Sum Option. Except as otherwise provided in an Agreement and notwithstanding the provisions of Section 5.2(a) and (b), each Participant described in Section 3.1 or 3.2 shall be entitled to elect by written election to the Company, to receive his or her benefits hereunder in a single lump sum payment. Any such election shall be required to be made no later than the last day of the calendar year preceding the year in which occurs the Participant’s termination of employment. An election under this Section 5.2(c) shall be revocable until the last day prescribed for an election under the preceding sentence of this Section 5.2(c), and thereafter shall be irrevocable. Payment of benefits in a lump sum will be made within ninety days following such termination of employment.

The amount of the lump sum payment shall be equal to the actuarial present value of the Participant’s Grandfathered Benefit determined under Article III as of the date of the Participant’s benefit commencement date (but taking into account any applicable additional service or compensation granted pursuant to an Agreement), as determined by the independent actuaries then engaged with respect to the Qualified Plans using the life expectancies and interest assumptions then used under the Qualified Plans, and using in the case of a participant in the Commonwealth Edison Company Service Annuity System, the 83 GAM blended mortality table and the 30-year Treasury rate for the month of December preceding the year of the benefit commencement date. Payment pursuant to this Section 5.2(c) shall be in lieu of any other Grandfathered Benefits payable hereunder and shall be in complete satisfaction of all of the Employer’s and the Company’s liabilities to or on behalf of the Participant, including Section 4.3, notwithstanding any subsequent amendment of the Qualified Plans or of this Supplemental Plan.

5.3. Time and Manner of Payment of Non-Grandfathered Benefits. All Supplemental Plan benefits other than those payable pursuant to Sections 5.1 and 5.2 shall be paid in accordance with this Section 5.3, and such benefits (the “Non-Grandfathered Benefits”) are intended to comply with Section 409A of the Code, and the Supplemental Plan shall be construed and administered in accordance with such intent.

(a) Elections of Time and Form of Payment. Subject to the delay in the receipt of payments pursuant to Section 5.3(c) below, a Participant’s Non-Grandfathered Benefit shall commence within ninety days after (i) the date of the Participant’s separation from service, within the meaning of Section 409A of the Code, or (ii) the later to occur of (A) the date of the Participant’s separation from service and (B) the date on which the Participant attains an age, not earlier than age 50 and not later than age 65, as elected by the Participant in accordance with procedures prescribed by the Plan Administrator (such commencement date, the “Non-Grandfathered Commencement Date”). Each Participant shall elect his or her Non-Grandfathered Commencement Date not later than 30 days after the first day of the calendar year immediately following the first year in which the Participant accrues a Non-Grandfathered Benefit under the Supplemental Plan; provided that (i) each person who is a Participant in the Supplemental Plan prior to December 31, 2008 shall be permitted to elect his or her Non-Grandfathered Commencement Date prior to December 31, 2008 in accordance with procedures prescribed by the Plan Administrator and the transition rule set forth in IRS Notice 2005-1, Q&A-19(c), and extended in the preamble to regulations proposed under Section 409A of the Code, IRS Notice 2006-79 and IRS Notice 2007-86, which permits participants in deferred compensation plans to change the date on which deferred compensation is payable, and (ii) to the extent a Non-Grandfathered Benefit provided under Section 4.2 hereof is not an “excess benefit plan,” within the meaning of Treasury Regulation §1.409A-2(a)(7)(iii), the Participant shall elect his or her Non-Grandfathered Commencement Date not later than 30 days after the date on which such Participant enters into the Agreement pursuant to which the Participant becomes entitled to the Non-Grandfathered Benefit, or such earlier date as of which the Participant is otherwise required to elect his or her Non-Grandfathered Commencement Date pursuant to Section 5.3(a). Non-Grandfathered Benefits shall be paid in the form of a lump sum payment or as an annuity, as elected by the Participant at the time the Participant elects his or her Non-Grandfathered Commencement Date. A Participant may change his or her Non-Grandfathered Commencement Date or the form of payment made pursuant to this Section 5.3(a) by making a new election in accordance with procedures prescribed by the Plan Administrator, but only if (A) such new election does not take effect until 12 months after the date on which such new election is made, (B) the Non-Grandfathered Commencement Date elected pursuant to such new election is at least five years after the Non-Grandfathered Commencement Date previously elected by the Participant and (C) such new election is made at least 12 months before the previously scheduled Non-Grandfathered Commencement Date. A Participant who elects to receive his or her Non-Grandfathered Benefit in the form of an annuity may elect the form of such annuity prior to the Non-Grandfathered Commencement Date in accordance with procedures prescribed by the Plan Administrator, provided that the form of annuity elected by the Participant (1) is an annuity option that is available under the Qualified Plan at the time such election is made and (2) is the actuarial equivalent (under section 409A of the Code) of the single life annuity option available under the Qualified Plan.

(b) Actuarial Adjustment of Non-Grandfathered Benefits. If a Participant elects to receive his or her Non-Grandfathered Benefit in the form of a lump sum or an annuity other than a single life annuity for the life of the Participant or if the Participant’s Supplemental Plan benefit commences earlier or later than the Participant’s Normal Retirement Age, the Participant’s Non-Grandfathered Benefit shall be actuarially adjusted to reflect such other form of pension benefit or pension starting date, or both, as the case may be, using the same actuarial factors (including any applicable defined early retirement factors that would apply to a distribution prior to normal retirement) that would be used to make comparable adjustments to the Participant’s pension benefit under the Qualified Plans.

(c) Six-Month Delay for Specified Employees. Pursuant to Section 409A of the Code, if payment of the Non-Grandfathered Benefit would commence as of the Participant’s separation from service pursuant to Section 5.3(a) and such Participant is a “specified employee,” within the meaning of Section 409A of the Code, then no payments with respect to such benefit shall be made prior to the month following the six-month anniversary of such separation from service, and (i) during such month the Participant electing annuity payments shall receive an initial payment equal to seven times the amount of the monthly payment determined in accordance with Sections 5.3(a) and (b) above, and thereafter the Participant shall receive the regular monthly payments determined pursuant to Sections 5.3(a) and (b) above, or (ii) the Participant electing a lump sum distribution shall receive such distribution plus interest for such six-month period using the discount rate for December of the year preceding the year that includes the distribution date. If a Participant dies following the Participant’s separation from service but prior to the commencement of payments pursuant to this Section 5.3(c), the amount that would have been paid to the Participant prior to the date of death, without regard to the six-month delay in payment pursuant to this Section 5.3(c), shall be paid to the Participant’s beneficiary within ninety (90) days after the date of the Participant’s death.

(d) Survivors’ Benefits. Any survivors’ benefit described in Section 4.3 that is payable with respect to a Non-Grandfathered Benefit shall be payable to the Participant’s surviving spouse in accordance with the form of payment election in effect with respect to the Participant and shall commence within 90 days after the calendar quarter in which the Participant’s death occurs.

5.4. Withholding. Notwithstanding any provision of this Supplemental Plan to the contrary, amounts payable hereunder shall be reduced by the amounts required to be withheld by the Company under federal or state law.

5.5. Facility of Payment. Whenever and as often as any Participant entitled to payments under the Supplemental Plan shall be incompetent or, in the opinion of the Plan Administrator would fail to derive benefit from distribution of funds under the Supplemental Plan, the Plan Administrator, in its sole and exclusive discretion, may direct that any or all payments hereunder be made (a) directly to or for the benefit of such Participant, (b) to the Participant’s legal guardian or conservator, or (c) to relatives of the Participant. The decision of the Plan Administrator in such matters shall be final, binding and conclusive upon each Employer and Participant and every other person or party interested or concerned. An Employer and the Plan Administrator shall not be under any duty to see to the proper application of such payments made to a participant, conservator, guardian or relatives of a Participant.

5.6. Gross-Up Payment for Certain State Income Taxes. In the event it shall be determined that any payment to a Participant or beneficiary pursuant to the terms of this Supplemental Plan that would have been paid under a Qualified Plan but for the Limitations (a “Payment”) is subject to state income tax, but that such Payment would not be subject to state income tax if it were paid under such Qualified Plan, then such Participant or beneficiary shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment of all related federal and state income taxes, the Participant or beneficiary retains an amount of the Gross-Up Payment equal to the state income tax imposed upon the Payment. All determinations under this Section 5.6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Plan Administrator in its sole discretion. The Plan Administrator may, but need not, employ a certified public accountant (which may be the Company’s public accounting firm) to assist the Plan Administrator in any such determination. Each Gross-Up Payment shall be paid within 30 days after the amount of the Gross-Up Payment is determined, but in no event later than the last day of the calendar year following the calendar year in which the related taxes are paid to the applicable governmental authority.

ARTICLE VI

Application of ERISA, Funding

6.1. Application of ERISA. Benefits provided under the first sentence of Section 4.1 (and, to the extent they restore benefits reduced by application of the 415 Limitations, benefits provided under Section 4.3) of the Supplemental Plan are intended to be an excess benefit plan within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits provided under the second sentence of Section 4.1 and under

Sections 4.2 (and, to the extent they provide benefits that supplement those payable to the Participant under the Qualified Plans other than as described in the first sentence of Section 4.1, benefits provided under Section 4.3) are intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and Department of Labor Regulation § 2520.104-23.

6.2. Funding. The Supplemental Plan shall not be a funded plan, and neither the Company nor any of the Employers shall be under any obligation to set aside any funds for the purpose of making payments under this Supplemental Plan. Any payments hereunder shall be made out of the general assets of the Company and the Employers.

6.3. Trust. The Company, in its sole discretion, may establish, but is not required to establish, a trust for the purpose of administering assets of the Company and the Employers to be used for the purpose of satisfying their obligations under the Supplemental Plan. Any such trust shall be established in such manner so as to be a “grantor trust” of which the Company is the grantor, within the meaning of section 671 et. seq. of the Code. The existence of any such trust shall not relieve the Company or any Employer of their liabilities under the Supplemental Plan, but the obligation of the Company and the Employers under the Supplemental Plan shall be deemed satisfied to the extent paid from the trust.

ARTICLE VII

Administration

7.1. Plan Administrator. The Supplemental Plan shall be administered by the Company’s Director of Employee Benefit Plans and Programs or such other person designated by the Company’s Chief Human Resources Officer from time to time (the “Plan Administrator”). The Plan Administrator shall have such duties and powers as may be necessary to discharge its duties, including, but not by way of limitation, sole discretion to construe and interpret the Supplemental Plan and determine the amount and time of payment of benefits hereunder. The Plan Administrator shall have no power to add to, subtract from or modify any of the terms of the Supplemental Plan, or to change or add to any benefit provided under the Supplemental Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Supplemental Plan. The Plan Administrator’s decisions in any matter involving the Supplemental Plan shall be final, binding and conclusive.

7.2. Claims Procedure. In accordance with the regulations of the U.S. Department of Labor, the Plan Administrator shall (i) provide adequate notice in writing to any Participant or beneficiary whose claim for benefits is denied, setting forth the specific reasons for such denial and written in a manner calculated to be understood by such Participant or beneficiary and (ii) afford a reasonable opportunity to any Participant or beneficiary whose claim for benefits has been denied for a full and fair review by a designated officer of the Company of the decision denying the claim.

7.3. Expenses. All costs and expenses incurred in administering the Supplemental Plan, including the expenses of the Plan Administrator, the fees of counsel and any agents of the Plan

Administrator and other administrative expenses shall be paid by the Company and the Employers. The Plan Administrator, in its sole discretion, having regard to the nature of a particular expense, shall determine the portion of such expense which is to be borne by the Company or a particular Employer.

ARTICLE VIII

Amendment and Termination

8.1. Amendment and Termination. The Company intends to maintain the Supplemental Plan indefinitely. However, the Supplemental Plan shall be subject to the same reserved powers of amendment and termination as the Qualified Plans (without regard to any limitations imposed on such powers by the Code or ERISA), except that no such amendment or termination shall reduce or otherwise adversely affect the rights of Participants in respect of amounts accrued hereunder as of the date of such amendment or termination without their written consent or shall change the time or form of payment of benefits in a manner that would result in additional taxes, interest or penalties under Section 409A of the Code. The Plan Administrator shall have the discretion and authority to amend the Supplemental Plan at any time to satisfy any requirements under Section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable hereto.

ARTICLE IX

Miscellaneous

9.1. Nonassignment of Benefits. Notwithstanding anything contained in the Qualified Plans to the contrary, it shall be a condition of the payment of benefits under this Supplemental Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law). If any person shall endeavor or purport to make any such assignment, alienation or transfer, amounts otherwise provided hereunder shall cease to be payable to any person.

9.2. No Guarantee of Employment. Nothing contained in this Supplemental Plan shall be construed as a contract of employment between any Employer and any employee or as conferring a right on any employee to be continued in the employment of any Employer, or as a limitation of the right of an Employer to discharge any of its Employees, with or without cause.

9.3. Adoption by Employers. Any business entity which is or becomes an “Employer” under the Qualified Plans may, with the consent of the Company, become an Employer under this Supplemental Plan by delivery to the Company of a resolution of its board of directors or duly authorized committee to such effect, which resolution shall specify the date for which this Supplemental Plan shall be effective with respect to the employees of such business entity, or in such other manner determined by the Plan Administrator.

9.4. Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine and singular the plural.

9.5. Headings. The headings of Articles and Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Supplemental Plan, the text shall control.

9.6. Invalidity. If any provision of this Supplemental Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Supplemental Plan shall be enforced and construed as if such provisions, to the extent invalid or unenforceable, had not been included.

9.7. Successors and Assigns The provisions of the Supplemental Plan shall bind and inure to the benefit of the Company and each Employer and their successors and assigns, as well as each Participant and his successors.

9.8. Law Governing. Except as preempted by ERISA or other applicable federal law, the provisions of the Supplemental Plan shall be construed in accordance with and governed by the laws of the state of Illinois.

EXECUTED this          day of December, 2008

EXELON CORPORATION

By:
Executive Vice President and
Chief Human Resources Officer